Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	William G. Schultz (952) 996-1674
President and Chief Executive Officer

Communications Systems, Inc. Holds 2013 Annual Shareholders Meeting and Announces Payment of Quarterly Dividend

Minnetonka, Minnesota - May 22, 2013 -- Communications Systems, Inc. (NASDAQ: JCS) held its 2013 Annual Shareholders Meeting on Tuesday May 21, 2013. At the meeting, the Company’s shareholders elected two current directors, Curtis A. Sampson and Gerald D. Pint, to new three-year terms. In addition, the shareholders approved the reappointment of Deloitte & Touche LLP as the Company’s auditors for its 2013 fiscal year.

Following the shareholders meeting, the Company’s executive officers, including President and CEO William G. Schultz, discussed 2012 and first quarter of 2013 financial results, detailed future plans of each of the Company’s three business units, the financial strength of the Company and its long-term prospects. A copy of the Company’s presentation can be found on its website: www.commsystems.com.

On May 22, 2013, the Company announced its Board of Directors approved payment of a quarterly dividend of $.16 per share payable on July 1, 2013 to shareholders of record on June 14, 2013.

Cautionary Statement

From time-to-time, in reports filed with the Securities and Exchange Commission, press releases that it issues, podcasts that it prepares and makes available, and in other communications to shareholders or the investing public, Communications Systems, Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides the tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

We provide information about our Company and our operations at our website, www.commsystems.com. In addition, subsequent to our public release of quarterly and annual financial results, we prepare and post to this website a podcast that provides a more detailed discussion of these recent financial results and our operating units.